Exhibit 99.2

Gibraltar

Third-Quarter 2008
Earnings Conference Call

November 6, 2008

KEN H.
Thank you Erica, and welcome to Gibraltar’s third-quarter 2008 conference call.
Before we begin, I want to remind you that this call contains forward-looking statements about future financial results. Our actual results may differ materially, as a result of factors over which Gibraltar has no control. These factors are detailed in the Company’s 10-K, which can be viewed on Gibraltar’s Web site, at www.gibraltar1.com.
If you did not receive the news release on our third-quarter results, you can get a copy on our Web site. A set of the presentation slides that we will cover during this call is also available on our site.
On our call this morning are Brian Lipke, our Chairman and CEO; Henning Kornbrekke, our

President and COO; and Ken Smith, our CFO. Thanks for joining us.
At this point, I’d like to turn the call over to Brian.
Brian...

BRIAN
Thanks, Ken. Good morning, everyone and thanks for being on our call this morning.
I’m going to address two areas in my comments this morning. First, I’ll provide an overview of our third-quarter and nine-month results, which Ken Smith and Henning will then discuss in greater detail. Following their presentations, I’ll update the progress we are making in our ongoing efforts to streamline our operations, manage our portfolio of businesses with our recent SCM sale, and strengthen our balance sheet. After that, we’ll open the call to any questions you may have.
In the third quarter, we built on the strong results we reported in the first six months of the year. We generated higher sales, solid earnings, and margin growth in both of our segments, even though two of our primary markets continued to weaken, with housing starts down 33% and the North American auto build off 16% compared to the third quarter of 2007.
During the third quarter, we continued to lower our cost structure, consolidate and streamline our operations, and pay down debt. We also benefited from our 2007 acquisitions of Dramex, Noll, and Florence Corporation, which added incremental sales of $14 million in the third quarter and $73 million in the first nine months of 2008.
Our businesses that sell to the commercial building, industrial, architectural, and international markets also performed well during the third quarter.
All of this enabled us to generate a third-quarter sales increase of 10% and income from continuing operations increased 69%.

In the first nine months of 2008, sales from continuing operations were up 8%, and income from continuing operations increased by 48%.
Even though the business climate has become somewhat more uncertain in recent weeks, the many steps we have been taking to reduce cost through our lean initiatives and facility consolidations, our progress lowering debt, our product leadership positions and the diversity of our markets, and our programs to gain new business from current customers while continuing to add new ones have strengthened our ability to successfully weather this slowdown.
We continue to reshape and reposition Gibraltar and our results in the third quarter and first nine months of the year — especially in light of the extremely difficult market conditions — are evidence of our progress and more so of our potential once our markets continue to rebound.
That concludes my opening comments. At this point, I’ll turn it over to Ken Smith.

KEN S.
Thank you, Brian.
I’ll begin with slide # 3, which focuses on key categories of Gibraltar’s third-quarter and nine-month results.
We had another good quarter, as both Segments generated revenue gains, with Building Products producing a double-digit increase. The revenue gains came from our 2007 acquisitions and continued strength in the commercial building and industrial markets, which more than offset the slowdown in the residential new construction and automotive markets.
The strong growth in operating income in the third quarter and first nine months was again the result of contributions from the 2007 acquisitions, excellent results from our commercial and industrial businesses, and a significant improvement in our Processed

Metals segment, which came from improved pricing and operating efficiency. And part of these improvements also included facility consolidations and reductions.
Earnings per share from Continuing Operations were up sharply as a result of the factors just noted, together with reduced interest expense from lower rates and average borrowings. Our Free Cash Flow in the first nine months of 2008 compares unfavorably to 2007 which benefited from $16 million dollars generated by Discontinued Operations last year.
Turning now to slide #4, ...Net Income & EPS. Henning will review the performance of our segments in a couple of minutes, so I’ll discuss the other significant P&L differences.
Our Corporate Expenses in the Third Quarter increased due to a $1.1M non-cash charge for software no longer in use. And for the Nine-Month Period of 2008, expense also rose due to higher variable incentive compensation based on the improved earnings this year.
The decreases in our Net Interest Expense for the periods presented resulted from lower average borrowings and lower average interest rates as compared to the prior year periods.
Regarding Income Tax Expense, the amounts have increased for the comparative periods due to higher pre-tax earnings. While the comparative Third Quarter rates were nearly equivalent, the year-to-date 2008 rate was lower than the comparable 2007 period by 110 basis points, due to favorable discrete tax adjustments in the first quarter this year. We do expect the effective tax rate for the full year December 2008 to approximate 36 percent.
Now to slide # 5, Cash Flow.
In the first nine months of 2008, Free Cash Flow was good at 1.3 times net income and 5 percent of revenues. 2008 does compare unfavorably to 2007 due to the 16 million generated in the first 9 months of 2007 by Discontinued Operations, as well as the reduction of the then elevated levels of inventory. Thus far this year, our businesses have continued to do a good job paring down the cash invested in Working Capital, having reduced Working Capital by 25 days as of September-end.
Moving ahead to slide #6, the Balance Sheet, total debt was reduced by $10 million in the third quarter and, as the slide shows, by $60 million in the first nine months of 2008, and by $125 million during the last 12 months, significantly reducing our debt-to-capitalization, which we expect will fall even further in the fourth quarter.
Last month, on October 9th, we announced the signing of a definitive agreement to sell our SCM powder metal business. At that time, we expected to close on this sale in the fourth quarter, after regulatory reviews were completed. We did, in fact, “close” that transaction yesterday and Henning will talk more about it. My point is that the proceeds from that sale will be used to pay down debt.

At this point, Henning will review the performance of our two segments, update our outlook for the balance of 2008, and provide more detail on the SCM sale.

HENNING
Thanks, Ken.
Our company-wide gross margin of 20.9% increased by 2.3 percentage points and our operating margin of 9.4% increased by 2 percentage points compared to the third quarter of 2007.
As you can see on Slide #7, our Building Products segment had third-quarter sales of $277 million, an increase of 12%, with sales from our newly acquired companies providing approximately half of the increase, and continued strength in the commercial building and industrial products areas accounting for the balance. Strong sales in these areas, together with pricing at market, offset significantly lower unit-volume sales to the retail and new-build housing markets. Sales in the first nine months of the year followed a similar pattern.

The third-quarter gross margin in this segment was 22.4%, an increase of one-half of a percentage point. The operating margin was 12.1%, up 0.6 percentage points from the prior-year period. Operational efficiency gains and an improved mix in our commercial and industrial businesses more than offset unit volume declines in the retail and new-build markets. In the third quarter, we also incurred one-time charges of $2.7 million relating to our facility consolidation efforts.
Looking at Slide #8, our Processed Metals segment had third-quarter sales of approximately $100 million, up 4%. The increase was primarily the result of marketing programs which recaptured lost business and added new accounts and pricing to market, offset by unit volume declines resulting from the sharp slowdown in auto production.
The third-quarter gross margin was 16.7%, an increase of 7.1 percentage points, and the operating margin of 12.2% increased 6.4 percentage points compared to the third quarter of 2007. Improving strip steel operating characteristics, pricing to market, and cost savings from the 2007 facility consolidations all contributed to the margin improvement.
At this point, I’ll describe our current expectations for the balance of 2008, which are outlined on Slide #9.
We expect difficult conditions will remain in the new-build housing market, with the fourth quarter of 2008 down approximately 30% or more compared to a year ago, but the decline is slowing with single family starts flat in the current month vs. the previous month. 2009 should show modest improvement. All of our businesses selling into this market have adjusted their cost structures, which together with our efforts to gain more business from current as well as new customers, positions us to continue producing solid results.

While our commercial building and international businesses experienced growth in the first nine months of 2008, their markets weakened in September and face a more difficult outlook in the fourth quarter; however, many of our end markets, like energy and industrial, still exhibit positive growth characteristics and the housing repair/remodel market has begun to improve.
All of these conditions were reflected in the third-quarter GDP number released last week.
In the fourth quarter, the North American auto build is likely to be down 20% or more compared to a year ago. The slowdown looks like it will continue, but we expect to offset much of the slowdown through recaptured business, better penetration with current customers, and continuing to find non-automotive customers for our products.

With that as a backdrop, our performance in the third quarter and first nine months of 2008 demonstrates that we have made significant progress in improving our operating efficiency, as well as providing a solid base for higher earnings as the markets rebound.
Slide #10 provides additional detail on the recent divestiture. On October 9th, we issued a press release announcing the signing of a definitive agreement to sell our powder metals business, SCM Metal Products. We closed on this transaction on November 5, 2008. While SCM has been a good business, it did not fit the strategic direction that our company is moving in. The sale of SCM helps us continue to focus on our long-term strategic objectives.
Moving ahead to Slide #11, we provide a Roadmap on our guidance for Earnings Per Share, starting with updated guidance as if we had NOT sold SCM. Our updated guidance for 12-months 2008 would have been in the range of

$1.61 to $1.68 per share for Continuing Operations, which compares favorably to our guidance provided on August 8th.
Our raised guidance for the full year stems from our strong results through the first nine-months plus our expected earnings in Q4. In Q4, we expect the normal seasonal slowdown in our sales volume, but also a higher degree of uncertainty brought upon by the highly volatile credit markets and the indirect effects from slowing consumer spending.
With the sale of SCM in the fourth quarter, that will take approximately 14 cents away from our full year guidance and yield our expected range for Continuing Operations of $1.47 to $1.54 per share without SCM.
Now turning to Slide 12, we also are providing a schedule showing several time periods for 2007 and 2008 and what we expect Continuing Operations to be. Bear in mind that the operating results of SCM will be reclassified to Discontinued Operations as of October 3, 2008, the date the definitive agreement was signed.
In summary, we continue to focus on optimizing our businesses through operational excellence, tight expense control, decreased working capital, and aggressive marketing. And even in difficult markets, we continue to look for growth through new products, markets, and businesses. The progress we’ve made in each of these areas provides a base for even higher earnings as markets return to normal levels.
At this point in time, there is little clarity into 2009; however, as stated earlier, we have positioned our company to deliver strong results to all our stakeholders in 2009 - Just as we have in 2008!
At this point, I’ll turn the call back over to Brian.

BRIAN
Thanks, Henning.
I’m just going to make a few comments before we open the call to any questions that you may have.
During the third quarter, we continued to make progress streamlining our operations, managing our portfolio of businesses, and strengthening our balance sheet.
We have closed or consolidated 22 facilities since the beginning of 2007, which helped lower our cost structure.
The continued transformation of our portfolio of businesses, including the sale of SCM, is a key part of our overall strategy and it includes both acquisitions and the occasional sale of a division or product line that is not consistent with the direction we are moving the company. As we have continued to reshape our portfolio,

Gibraltar has become a stronger company, more capable of delivering sustainable earnings and cash flow growth.
As Ken Smith noted, we paid down another $10 million in debt in the third quarter and we have lowered our debt by $125 million over the last 12 months - and we’re going to have a big impact on the fourth quarter from both cash flow generated from operations and the sale of SCM to bring that debt down even further. We will use the proceeds from the SCM sale to continue to pay down debt as we look out into the future; although, as we get more comfortable with the outlook for 2009, we anticipate the opportunity to once again begin looking more aggressively at acquisitions which we think may be attractively priced.
While it certainly remains a very difficult operating environment, we’ve made good progress so far in 2008 and we have a number of initiatives underway that will continue to build Gibraltar into a stronger and more resilient company, able to produce consistent results even in tough market conditions.
With that, I’ll open the call to any questions that any of you may have.

Q & A Session
Thank you for participating in our call today.
We look forward to talking with you again in three months and reporting on our fourth quarter results and talking more about 2009 at that point in time.

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